Exhibit 99.1

Trade Street Residential Acquires the Aventine Greenville for $42 Million

Expands Its Southeast-Focused Multi-Family Portfolio and Reduces Average Portfolio Age

Company Release - 02/06/2014 16:01

AVENTURA, Fla., Feb. 6, 2014 (GLOBE NEWSWIRE) -- Trade Street Residential, Inc. (Nasdaq:TSRE) ("Trade Street" or the "Company"), a fully integrated owner and operator of high-quality apartment communities located primarily in the southeastern United States, today announced the acquisition of The Aventine Greenville, a newly constructed 346-unit Class A luxury apartment community located in Greenville, S.C., for approximately $42 million, or $121,000 per unit. The acquisition closed today, February 6, 2014.

The Aventine Greenville is located at 97 Market Point Drive in close proximity to numerous upscale retail locations and adjacent to the Millennium Campus, a 500-acre master planned corporate and research park. Greenville, S.C. boasts a strong economy with favorable employment trends, a limited supply of competing apartment units, and is located in Greenville County, home to more than 95 Fortune 500 companies as of 2010. The property is currently 76% leased and the Company expects it to be stabilized by the second or third quarter of 2014.

The Aventine Greenville offers one, two and three bedroom apartment homes featuring full-sized kitchens with built in microwaves, granite countertops, walk-in closets, vaulted ceilings, private balconies/sunroom options and a full-sized washer and dryer. Its amenities include a Wi-Fi Cafe, state of the art fitness facility, pet park, business center, resort-style pool with cabanas, and a pool pavilion complete with TVs and built-in grills.

"This luxury property establishes our presence in Greenville, SC, a rapidly expanding commercial center in the Southeast, and furthers our goal to modernize our portfolio," said David Levin, President and Vice Chairman of Trade Street Residential. "This acquisition continues to demonstrate our ability to source off-market pre-sale deals at an attractive spread to current market values on a stabilized basis. Including the expected acquisition of the Avenues at Craig Ranch, which we previously announced, our weighted average portfolio age will be approximately 11 years."

Trade Street obtained a mortgage of $21 million and used a portion of the cash received from its recently closed rights offering to fund the purchase price. The mortgage bears interest at a fixed rate of 3.7% with five years of interest only payments followed by principal and interest payments based on a 30-year amortization schedule thereafter.

About Trade Street Residential, Inc.

Trade Street Residential, Inc. is a fully-integrated, self-managed real estate investment trust focused on acquiring, owning, operating and managing conveniently located, garden-style and mid-rise apartment communities in mid-sized cities and suburban submarkets of larger cities primarily in the southeastern United States, including Texas.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, including the expected acquisition of the Avenues at Craig Ranch. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," or "potential" or the negative of these words and phrases or similar words or phrases, which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

CONTACT:	Investor Relations:
Stephen Swett
786-248-6099
ir@trade-street.com

Media Contact:
Jason Chudoba, ICR for Trade Street
646-277-1249
Jason.Chudoba@icrinc.com
Source: Trade Street Residential, Inc.